Exhibit (d)(37)

ASSUMPTION AGREEMENT

AGREEMENT made as of October 1, 2009 among NORTHERN TRUST INVESTMENTS, N.A. (“NTI”), NORTHERN TRUST GLOBAL ADVISORS, INC. (“NTGA”), THE NORTHERN TRUST COMPANY OF CONNECTICUT (“NTCC”) and COPPER ROCK CAPITAL PARTNERS LLC (the “Sub-Adviser”).

WHEREAS, Northern Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, NTI and NTGA have been appointed as investment advisers to the Multi-Manager Small Cap Fund (the “Fund”) of Northern Funds pursuant to an Investment Advisory and Ancillary Services Agreement dated May 5, 2006, as amended (the “Investment Advisory Agreement”);

WHEREAS, the Investment Advisory Agreement provides that NTI and NTGA may delegate any or all of their portfolio management services under the Investment Advisory Agreement to one or more sub-advisers;

WHEREAS, the Sub-Adviser has been appointed to serve as a sub-adviser to the Fund pursuant to a Sub-Advisory Agreement dated November 16, 2007, as amended (the “Sub-Advisory Agreement”);

WHEREAS, NTGA will be reorganized, pursuant to a merger, into NTCC on or about October 1, 2009 (the foregoing referred to as a “Reorganization”);

WHEREAS, the Reorganization will not result in any changes to NTGA’s personnel or investment operations with respect to the Fund;

WHEREAS, NTCC is a registered investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, NTI, NTGA and the Sub-Adviser now desire to have NTCC assume NTGA’s responsibilities with respect to the Fund pursuant to the Sub-Advisory Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. NTCC hereby assumes all rights and obligations of NTGA under the Sub-Advisory Agreement with respect to the Fund.

2. The parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Sub-Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

NORTHERN TRUST INVESTMENTS, N.A.

By:	/s/ Lloyd A. Wennlund
(Authorized Officer)

Name:	Lloyd A. Wennlund

Title:	Executive Vice President

NORTHERN TRUST GLOBAL ADVISORS, INC.

By:	/s/ Joseph W. McInerney
(Authorized Officer)

Name:	Joseph W. McInerney

Title:	Senior Vice President & Chief Operating Officer

THE NORTHERN TRUST COMPANY OF CONNECTICUT

By:	/s/ Joseph W. McInerney
(Authorized Officer)

Name:	Joseph W. McInerney

Title:	Senior Vice President & Chief Operating Officer

COPPER ROCK CAPITAL PARTNERS LLC

By:	/s/ Michael A. Forrester
(Authorized Officer)

Name:	Michael A. Forrester

Title:	COO